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                                  EXHIBIT 99.2
                                THE SAVINGS BANK
                             118 NORTH COURT STREET
                             CIRCLEVILLE, OHIO 43113
                                 (740) 474-3191

                            NOTICE OF SPECIAL MEETING

                         TO BE HELD _____________, 2000

         NOTICE IS HEREBY GIVEN that a special meeting of shareholders of The Savings Bank will be held at ______________________, Ohio, on ______________,
2000, at _________, for the following purposes:

(1) To consider a proposal to approve the reorganization of The Savings Bank into a bank holding company form of ownership by approving a merger agreement, through which:

                  - The Savings Bank will become a wholly-owned subsidiary of a newly formed bank holding company called Savings Bancorp, Inc.; and

                  - Each outstanding common share of The Savings Bank will be converted into ten common shares of the holding company; and

(2) To transact any other business that properly comes before the special meeting or any adjournment of the meeting.

         If you held common shares of the Bank at the close of business on ____________, 2000, you are entitled to notice of the special meeting and to vote on all matters that properly come before the meeting, including the reorganization.

         The votes of at least two-thirds of The Savings Bank's issued and outstanding common shares are required to approve the reorganization. Not returning a proxy card, not voting in person at the special meeting, or abstaining from voting will have the same effect as voting against the reorganization.

         Therefore, it is important that your shares be represented at the special meeting regardless of the number you own. Even if you plan to be present at the meeting, we urge you to complete, sign, date and return your proxy card promptly in the envelope provided. If you attend this meeting, you may vote in person or by your proxy. Any proxy given may be revoked by you in writing or in person at any time prior to the time it is exercised, as described in the accompanying proxy statement/prospectus.

                                           By Order of the Board of Directors

                                           _____________________________________
                                           Stephen A. Gary
                                           President and Chief Executive Officer